Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Tyco International plc on Form S-8 (No. 333-200320) of our report dated June 26, 2015 on our audit of the financial statements and supplemental schedule of Tyco International Retirement Savings and Investment Plan as of December 31, 2014, and for the year ended December 31, 2014, which report is included in this Annual Report on Form 11-K to be filed on or about June 26, 2015.

/s/ EISNERAMPER LLP

Iselin, New Jersey
June 26, 2015